Exhibit 99.1

Runway Growth Finance Corp.

Provides First Quarter 2024 Portfolio Update

•	Completed Two Investments in New and Existing Portfolio Companies Representing $25.0 Million in Funded Loans

MENLO PARK, Calif., April 9, 2024—Runway Growth Finance Corp. (Nasdaq: RWAY) (“Runway Growth” or the “Company”), a leading provider of flexible capital solutions to late- and growth-stage companies seeking an alternative to raising equity, today provided an operational and portfolio update for the first quarter ended March 31, 2024.

“In the first quarter, we saw heightened pipeline activity and executed on investments that demonstrate our disciplined lending strategy to attractive late and growth stage companies,” said Greg Greifeld, Acting Chief Executive Officer of Runway Growth, and Deputy Chief Investment Officer and Head of Credit of Runway Growth Capital LLC. “We are focused on prudently deploying leverage to enhance long-term shareholder value and are encouraged by the opportunity we see in our target asset class. The late and growth stage companies that make up our existing and prospective borrowers are insulated from much of the volatility we see in the earlier stages, and we believe our underwriting rigor positions the portfolio for resilience in the coming year. The team is in a strong position to drive performance with ample capital to execute against our long-term growth strategy and deliver shareholder value.”

Originations

In the first quarter of 2024, Runway Growth funded two investments: one investment in a new portfolio company and one investment in an existing portfolio company. These include:

•	Completion of a $32.0 million investment to a new portfolio company in the automotive technology industry that provides real-time enterprise software solutions to help dealers elevate the car-buying experience by transforming the way they connect with customers, funding $20.0 million at transaction close; and
•	Completion of a $5.0 million follow-on investment to Madison Reed, Inc. (“Madison Reed”), consisting of a $1.2 million delayed draw and $3.8 million upsize to its existing commitment. Madison Reed is a digitally enabled prestige hair color company predominantly focused on women.

Liquidity Events

During the first quarter ended March 31, 2024, Runway Growth experienced two prepayments totaling $34.5 million and scheduled principal amortization of $0.4 million. The prepayments include:

•	Partial principal repayment of the Company’s senior secured term loan to FiscalNote, Inc. (NYSE: NOTE) of $27.4 million; and
•	Partial principal repayment of the Company’s senior secured term loan to Marley Spoon Group SE (ETR: MS1) of $7.1 million.

Portfolio Construction and Management

Runway Growth is a credit-first organization, conservatively focused on what it believes to be the highest quality, late-stage companies in the venture debt market. The Company is committed to maintaining its stable portfolio through heightened investment standards amid ongoing economic turbulence. This includes an interest rate environment that is experiencing higher rates than recent historical averages and other expense burdens resulting from persistent current and cumulative inflation. These factors, and others, have led to extended customer sales and decision cycles for current and prospective borrowers. Since inception, the team has consistently deployed judicious underwriting criteria while driving quality portfolio growth to ultimately deliver attractive returns for shareholders. Though credit standards remain high, Runway Growth is well positioned to deploy capital across our focus sectors in a manner that is fully accretive.

As of March 31, 2024, the Runway Growth portfolio included 47 debt investments to 30 portfolio companies and 80 equity investments in 49 portfolio companies, including 26 portfolio companies where Runway Growth holds both a debt and equity investment. Investments were comprised of late and growth-stage businesses in the technology, life sciences and consumer services and products industries. Runway Growth’s normal business operations include frequent communication with portfolio companies.

About Runway Growth Finance Corp.

Runway Growth is a growing specialty finance company focused on providing flexible capital solutions to late- and growth-stage companies seeking an alternative to raising equity. Runway Growth is a closed-end investment fund that has elected to be regulated as a business development company under the Investment Company Act of 1940. Runway Growth is externally managed by Runway Growth Capital LLC, an established registered investment advisor that was formed in 2015 and led by industry veteran David Spreng. For more information, please visit www.runwaygrowth.com.

Forward-Looking Statements

Statements included herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Runway Growth’s filings with the Securities and Exchange Commission. Runway Growth undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

IR Contacts:

Stefan Norbom, Prosek Partners, snorbom@prosek.com

Thomas B. Raterman, Acting President, Chief Financial Officer and Chief Operating Officer, tr@runwaygrowth.com